Exhibit 99.1

For Immediate Release	Contact: Rick DeLisi
November 19, 2003	Director, Corporate Communications (703) 650-6550

Introducing: Independence Air

ACA To Transition Washington Dulles Operation Into America’s Largest Low-Fare Hub

Preview of Airline’s New Website Now Available at www.flyi.com

Dulles, VA, (November 19, 2003)—Atlantic Coast Airlines, the Dulles, VA-based carrier (ACA) (NASDAQ/NM: ACAI) today revealed the name and brand identity of its low-fare airline at a ceremony attended by over 2,000 airport and government officials, stockholders, media, company partners and employees at Washington Dulles International Airport.

The airline will be known as Independence Air.

Atlantic Coast Airlines Chairman and Chief Executive Officer Kerry Skeen said, “We are very excited that Independence Air at Washington Dulles will create America’s largest low-fare hub in terms of total departures—in the fifth largest air travel market in the U.S. We remain solidly convinced that by using the right aircraft sized for the right markets, Independence Air will take its place as the natural next step in the evolution of the highly successful low-fare airline model.”

Mr. Skeen added, “Every detail of Independence Air is being designed to offer travelers in the Washington metropolitan area—as well as 50 other communities—exactly what they have been asking for: low, simple fares, excellent service, a faster, easier travel experience and a convenient, flexible schedule of flights to business and leisure destinations all across the country.”

Independence Air will operate a fleet of at least 112 jets, including 25 Airbus A320/A319 aircraft as well as 87 CRJs.

In addition to the airline’s name, the company also revealed the logo and aircraft livery design for Independence Air. Graphic depictions of these elements—as well as a detailed description of the brand identity for the airline—are available at the new Independence Air website at www.flyi.com.

The low-fare airline is expected to launch during the first half of 2004—with the official start date to be announced as soon as ACA is released from its present contractual obligation to United Airlines as part of the UAL bankruptcy process. Approximately 60 days prior to the first day of service, Independence Air will announce the remaining details of its marketing plan to customers, including the exact cities it will serve from Washington Dulles, its simple low-fare pricing system, and its full flight schedule.

All Independence Air flights will be available for booking through www.flyi.com as well as a toll-free number that will be announced shortly.

The name selection and branding for the low-fare airline was developed in conjunction with gkv communications of Baltimore. The final decision was made following extensive consumer research as well as input from company employees, frequent flyers and industry experts.

Atlantic Coast Airlines currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company currently has a fleet of 148 aircraft—including a total of 120 regional jets—and offers over 840 daily departures, serving 84 destinations. ACA employs approximately 4,600 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com. For more information about Independence Air, visit the airline’s new website at www.flyi.com.

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Statements in this press release and by company executives regarding its implementation of new business strategies and its relationship with United Airlines, Inc., regarding the unsolicited acquisition proposal by Mesa Air Group, Inc. and other matters, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: whether Mesa Air Group, Inc. succeeds in its efforts to take control of the company through its proposed consent solicitation and to acquire all of the outstanding shares of the company’s common stock; the costs of reviewing and responding to the unsolicited Mesa proposal, and other impacts of the proposal on the company’s operations; United’s option under bankruptcy rules to assume or reject the existing United Express Agreement; the timing of any disengagement by the company as a United Express carrier under the United Express Agreement or pursuant to bankruptcy court proceedings and impact on the company’s ability to operate an independent airline; the ability to successfully implement a transition from United Express service; the ability to effectively implement its low-fare business strategy utilizing a mix of narrow-body aircraft and regional jets; the ability to acquire and obtain financing for the narrow-body aircraft; the ability to compete effectively as a low-cost carrier, including passenger response to its new service, and the response of United or other competitors with respect to service levels and fares in markets to be operated by the company; the availability of additional or alternative business opportunities for the company’s operations; the effects of United’s bankruptcy proceedings; the continued financial health of Delta Air Lines, Inc., and the ability and willingness of Delta to continue to deploy the company’s aircraft and to utilize and pay for scheduled service at agreed upon rates; availability and cost of product support for the company’s 328JET aircraft; unexpected costs arising from the insolvency of Fairchild Dornier; general economic and industry conditions; additional acts of war or terrorism; and risks and uncertainties arising from the events of September 11, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2003. These statements are made as of November 19, 2003 and ACA undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

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